EXHIBIT 10

                      EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made and entered into as of this 3rd day of December, 2001 by and between STANDEX INTERNATIONAL
CORPORATION, a Delaware corporation with its executive offices in Salem, New Hampshire (hereinafter referred to as the "Employer"), and

                            ROGER FIX

of Long Grove, Illinois (hereinafter referred to as the "Executive").


     WHEREAS, Employer is desirous of retaining the services of Executive and Executive is desirous of providing services to the Employer in a senior executive capacity upon the terms and conditions herein set forth;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties herein contained, it is agreed by and between the parties as follows:

     1. Employment. Employer hereby agrees to employ Executive on a full-time basis and Executive agrees to serve Employer on a full-time basis as President/COO or other senior executive capacity, subject to the direction and control of the Chief Executive Officer of Employer, said employment being upon the terms and conditions herein set forth.

     2. Term. The initial term (the "Initial Term") of this Agreement shall commence upon the date it is executed by the Executive (December 3, 2001) and continue for an initial term of two (2) years through midnight on December 2, 2003, unless otherwise terminated in accordance with the provisions of Sections 6 or 15. Upon the expiration of the Initial Term, this Agreement shall automatically renew for an additional term of three (3) years (the "Renewal Term") commencing upon December 3, 2003. Notwithstanding the foregoing, the Renewal Term shall not occur if this Agreement has been otherwise terminated in accordance with the provisions of Sections 6 or 15 and, provided further that the Renewal Term shall not occur if either party has notified the other in writing at least one (1) year in advance of the end of the existing term of the Agreement stating its intent to terminate the Agreement at the end of that particular term. Either Employer or Executive may terminate this Agreement during the first year of the Initial Term upon 90 days written notice.

     3. Best Efforts. Executive agrees, as long as this Agreement is in effect, to devote his best efforts, time and attention to the business of Employer and to the performance of such executive, managerial and supervisory duties as may be required of him during the term of this Agreement.

     4. Non-Compete. Except as set forth in the third paragraph of this Section 4, Executive shall not, as long as this Agreement is in effect, engage in, or be interested in, in any active capacity, any business other than that of Employer or any affiliate, associate or subsidiary corporation of Employer. It is the express intent of the Employer and the Executive that: (i) the covenants and affirmative obligations in this Section be binding obligations to be enforced to the fullest extent permitted by law; (ii) in the event of any determination of unenforceability of the scope of any covenant or obligation, its limitation which a court of competent jurisdiction deems fair and reasonable, shall be the sole basis for relief from the full enforcement thereof; and (iii) in no event shall the covenants or obligations in this Section be deemed wholly unenforceable.

     In addition, except as set forth in the third paragraph of this Section 4, Executive shall not for a period of two years after the termination of employment with Employer (whether such termination is by reason of the expiration of this Agreement or for any other reason) compete with or directly or indirectly own, control, manage, operate, join or participate in the ownership, control, management or operation of any business which competes with any present or future business of Employer at the time of such termination. In addition, the Executive covenants and agrees that he will not, after termination of employment with the Employer, directly or indirectly solicit for employment or retain or hire any employees of the Employer.

     No provision contained in this paragraph shall restrict Executive from making investments in other ventures which are not competitive with Employer, or restrict Executive from engaging, during non-business hours, in any other such non-competitive business or restrict Executive from owning less than five per cent of the outstanding securities of companies which compete with any present or future business of Employer and which are listed on a national stock exchange or actively traded on the NASDAQ National Market System.

     5. Compensation; Benefits. Employer agrees to compensate Executive for his services at a minimum annual base salary during any year of this Agreement December 3 to December 2 of the higher of $500,000 or the base salary at the end of the immediately preceding year of this Agreement. Such base salary shall be payable at least monthly and shall be increased as determined (in its sole discretion) by Employer. In addition, for the fiscal year ending June 30, 2002, the Employer agrees to pay the Executive an annual incentive (payable in September 2002) of not less than $125,000.

     As additional consideration for his services hereunder, contemporaneously with the commencement of this Agreement, the Employer agrees to grant to the Executive a Restricted Stock Grant covering 25,000 shares of Common Stock of the Employer. Vesting of this stock grant will occur as follows: 10,000 shares on the second anniversary of the date of grant, 5,000 shares on the third anniversary of the date of grant, 5,000 shares on the fourth anniversary of the date of grant, and 5,000 shares on the fifth anniversary of the date of grant.

     Executive shall also be entitled to participate in the Standex Long Term Incentive Program, the Standex Annual Incentive Program, the Standex Supplemental Executive Retirement Plan ("SERP"), the Standex Retirement Savings Plan and in such other benefit plans and programs as are made available from time to time to executives of the Employer. Executive shall be entitled to use an automobile furnished at the expense of Employer in accordance with Employer's policy on this subject, as such policy shall be revised from time to time.

     6.   Termination.
     A. Death. Executive's employment shall terminate forthwith upon his death and all liability of Employer under this Agreement or otherwise shall thereupon cease except for any compensation for past services remaining unpaid and for benefits due to Executive's estate or to others under the terms of any benefit plan or agreement then in effect.

     B. Disability. In the event that Executive becomes substantially disabled during the term of this Agreement for a period of six consecutive months so that he is unable, in the reasonable opinion of Employer, to perform the services as contemplated herein, then Employer, at its option, may terminate Executive's employment and this Agreement upon at least six (6) additional months advance written notification to Executive. Until such termination option is exercised and the six month period has been satisfied or as otherwise mutually agreed in writing, Executive will continue to receive his full salary and fringe benefits during any period of illness or other disability, regardless of duration.

     C. Material Breach. In the event of a material breach of the terms of this Agreement by Executive or Employer, the non-breaching party may cause this Agreement to be terminated for cause on 90 days written notice, provided, however, that termination by Employer for material breach following a change of control, as defined in Section 15, shall be effective only upon twelve (12) months prior written notice. Employer may remove Executive from all duties and authority commencing on the first day of any such notice period, however, payment of compensation and participation in all benefits shall continue through the last day of such notice period. For purposes of this Agreement material breach or cause shall be defined as:

     (i)   an act or acts of
           dishonesty on the Executive's part which are intended to result in his substantial personal enrichment at the expense of the Employer; or

     (ii) the Executive willfully, deliberately and continuously fails to materially and substantially perform his duties hereunder and which result in material injury to the Employer (other than such failure resulting from the Executive's incapacity due to physical or mental disability) after demand for substantial performance is given by the Employer to the Executive specifically identifying the manner in which the Employer believes the Executive has not materially and substantially performed his duties hereunder.
          Material breach or cause does not include performance related evaluations by Employer.

No action, or failure to act, shall be considered "willful" if it is done by the Executive in good faith and with reasonable belief that his action or omission was in the best interest of the Employer.

     D. Legal Expenses. It is further agreed that Employer will pay all reasonable legal expenses of Executive in the event that Executive defends or brings any action under this Agreement, provided, however, that Employer shall not be obligated to pay the legal expenses of Executive if, in good faith, the Board of Directors determines that, Executive acted in a manner Executive believed to be adverse to the best interests of Employer or that Executive should have known that his conduct was unlawful. Notwithstanding such a determination, the Board shall be obligated to reimburse Executive for said legal expenses if he successfully defends or successfully prosecutes his case.
Employer also agrees to pay Executive's legal fees directly related to the revision and modification of this Employment
Agreement; provided however, that in no event shall the Employer pay more than $5,000 for such legal fees and related expenses.
All such legal fees payable by the Employer shall be fully and completely documented identifying each service provided and a breakdown of the time and dates on which such services were performed.

     7. Notices. Any notice to be given pursuant to this Agreement shall be sent by overnight mail, certified mail, postage prepaid, or by fax (with a copy mailed via first class mail, postage pre-paid) or delivered in person to the parties at the following addresses or at such other address as either party may from time to time in writing designate:

     To Executive:         Roger Fix
                           1729 Holly Court
                           Long Grove, IL 60047


     To Employer:          Standex International Corporation
                           6 Manor Parkway
                           Salem, New Hampshire 03079
                           Attention:  Edward J. Trainor


     8. Invention and Trade Secret Agreement. Executive agrees that the Invention and Trade Secret Agreement dated December 3, 2001 by and between Executive and Standex International Corporation and signed by Executive shall remain in full force and effect while this Agreement is in effect and, as provided in the Invention and Trade Secret Agreement, after termination hereof.

     9. Specific Performance. It is acknowledged by both parties that damages will be an inadequate remedy to Employer in the event that Executive breaches or threatens to breach his commitments under Section 4 or under the Invention and Trade Secret Agreement. Therefore, it is agreed that Employer, may institute and maintain an action or proceeding to compel the specific performance of the promises of Executive contained herein and therein. Such remedy shall, however, be cumulative, and not exclusive, to any other remedy that Employer may have.

     10. Survival. The obligations contained in Sections 4 and 8 shall survive the termination of this Agreement. In addition, the termination of this Agreement shall not affect any of the rights or obligations of either party arising prior to or at the time of the termination of this Agreement or which may arise by any event causing the termination of this Agreement.

     11. Covenants Severable. In the event that any covenant of this Agreement shall be determined invalid or unenforceable and the remaining provisions can be given effect, then such remaining provisions shall remain in full force and effect.

     12. Entire Agreement; Amendment. This Agreement supersedes any employment understanding or agreement (except the Invention and Trade Secret Agreement) that may have been previously made by Employer or its respective subsidiaries or affiliates with Executive. This Agreement, together with the Invention and Trade Secret Agreement, represents all the terms and conditions and the entire agreement between the parties hereto with respect to the employment of Executive by Employer. This Agreement may be modified or amended only by written agreement signed by Employer and Executive.

     13. Assignment. This Agreement is personal between Employer and Executive and may not be assigned; provided, however, that Employer shall have the absolute right at any time, or from time to time, to sell or otherwise dispose of its assets or any part thereof or to reconstitute the same into one or more subsidiary corporations or divisions or to merge, consolidate or enter into similar transactions. In the event of any such transaction, the term "Employer" as used herein shall mean and include such successor corporation.

     14. Severance. Except in the event of a termination for cause pursuant to Section 6.C. above; or a Change of Control as governed by Section 15 below, the Executive will be entitled to the following severance payments:

     (i) If the Executive's employment is terminated by the Employer on or before December 2, 2002, without cause, and the Executive has not completed relocation of his principal residence by September 1, 2002, the Executive will receive an aggregate severance payment equal to his then current base salary payable semi-monthly commencing on the first regularly scheduled payroll date following the date of termination and continuing for a period of one year, and coincident with the severance period, one year of medical and dental insurance coverage as is then being offered to salaried employees at the Employer's Salem, New Hampshire location; or

     (ii) If the Executive completes relocation of his principal residence by September 1, 2002 as provided in Section 16 below, the Executive is not promoted to the position of President/CEO of the Employer by January 1, 2003 and the Executive thereafter elects to terminate this Agreement, the Executive will receive an aggregate severance payment equal to his then current base salary, payable semi-monthly, commencing on the first regularly scheduled payroll date following the date of termination and continuing for a period of two years, and coincident with the first year of the severance period, one year of medical and dental insurance coverage as is then being offered to salaried employees at the Employer's Salem, New Hampshire location; or

     (iii) If the Executive's employment is terminated by the Employer on or after December 3, 2002, without cause, the Executive will receive an aggregate severance payment equal to his then current base salary, payable semi-monthly, commencing on the first regularly scheduled payroll date following the date of termination and continuing for a period of two years, and coincident with the first year of the severance period, one year of medical and dental insurance coverage as is then being offered to salaried employees at the Employer's Salem, New Hampshire location.

     It is understood and agreed that in the event of a termination pursuant to Section 6.C., at any time during either the Initial Term or the Renewal Term of this Agreement, or in the event that the Employee terminates this Agreement for a reason other than those set forth Section 6.A. or 6.B., or 14(ii) above, the Employee shall not be entitled to severance under this Agreement.


     15.  Change of Control.

     A. In the event of a change in control of Employer required to be reported under Item 6(e) of Schedule 14A of Regulation 14A of the Securities Exchange Act of 1934:

     (i) Employer may terminate Executive's employment only upon conclusive evidence of substantial and indisputable intentional personal malfeasance in office such as a conviction for embezzlement of Employer's funds; and

     (ii) Executive may terminate his employment at any time if there is a change in his general area of responsibility, title or place of employment, or if his salary or benefits are lessened or diminished.

     B. Following a change of control of Employer, any termination of Executive's employment either by Executive pursuant to Section 14.A.(ii) or by Employer under any circumstances other than involving conclusive evidence of substantial and indisputable intentional personal malfeasance in office, then:

     (i) Executive shall be promptly paid a lump sum payment equal to three times his current annual base salary plus three times the most recent annual incentive paid to him;

     (ii) Executive shall become 100% vested in all benefit plans in which he participates including but not limited to the Standex Retirement Savings Plan, the Management Savings Program portion of the Standex Annual Incentive Program and all restricted stock grants, stock options and performance share units granted under the Standex Long Term Incentive Program and any other stock option plans of the Employer;

     (iii) Three years of benefit service shall be added to the years of service credited to Executive under the Standex Retirement Plan;

     (iv) The salary and incentive paid under Section 14.B.(i) shall be deemed the Executive's compensation during such three additional years for purposes of the computation of his pension under the Standex Retirement Plan;

     (v) All life insurance and medical plan benefits covering the Executive and his dependents shall be continued at the expense of Employer for the three-year period following such termination as if the Executive were still an employee of the Employer; and

     (vi) In the event that any payment or distribution of any type to or for the benefit of the Executive made by the Employer, by any of its affiliates, by any person or entity which acquires ownership or effective control or ownership of a substantial portion of the Employer's assets within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and all related regulations or any similar federal tax that may hereinafter be imposed, whether paid or payable or distributed or distributable pursuant to this Agreement or otherwise (collectively called the "Total Payments"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, and all related regulations or any similar federal tax that may hereinafter be imposed or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive from the Employer an additional payment (an "Excise Tax Restoration Payment") in an amount that shall fully fund the payment by the Executive of any Excise Tax on the Total Payments as well as any income taxes imposed on the Excise Tax Restoration Payment, any Excise Tax imposed on the Excise Tax Restoration Payment and any interest or penalties imposed with respect to taxes on the Excise Tax Restoration Payment or any Excise Tax. If the Employer refuses or fails to timely pay the Excise Tax Restoration Payment to the Executive without a good faith lawful justification and such refusal or failure is not corrected within twenty (20) business days after the Executive provides written notice to the Employer concerning the refusal or failure, then the Employer shall immediately pay to the Executive an additional amount equal to 75% of the Executive's last annual base salary as a late fee for the Employer's late payment of the Excise Tax Restoration Payment. The Employer shall furnish to the Executive a written statement setting forth in detail the manner in which the Excise Tax Restoration Payment was calculated and the basis for such calculations, including any opinions or other advice that the Employer received from outside counsel, auditors or consultants. Notwithstanding the foregoing, it is the express intent and desire of the parties that if the Total Payments would trigger an Excise Tax, then the Executive shall be entitled to promptly receive such additional monetary compensation from the Employer as may be necessary to ensure that the Executive's net after tax benefit of the Total Payments would be the same as if no Excise Tax had been imposed upon the Total Payments. In the event of any dispute between the Executive and the Employer involving the Excise Tax Restoration Payment, the matter shall be promptly submitted to binding arbitration on an expedited basis before a mutually acceptable arbitrator at a national accounting firm.

     16. Executive's Residence. Executive agrees to sign a contract to either purchase or to build a residence in the vicinity of Salem, NH by or before September 1, 2002. If Executive's employment is terminated by Employer prior to the end of the first year of the Initial Term, or if Executive does not become the CEO of Employer by January 1, 2003, at Executive's option, the Employer shall purchase such residence at the purchase price paid by Executive. If Executive's employment is terminated by Employer after September 1, 2002 and Executive has not (i) signed a contract to purchase such a residence, and (ii) used his best efforts to complete the closing of the purchase by September 1, 2002, the severance package will be pursuant to the provisions set forth in Section 14(i) above.

     17. Governing Law; Binding Nature of Agreement. This Agreement shall be construed in accordance with the laws of the State of New Hampshire and shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors and assigns.

     IN WITNESS WHEREOF, Employer has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized and its corporate seal to be hereto affixed, and Executive has executed the within instrument as a sealed document, all as of the day and year first above written.

                           STANDEX INTERNATIONAL CORPORATION


                           By:  /s/ Edward J. Trainor
                                Edward J. Trainor, President/CEO

ATTEST:

/s/Deborah A. Rosen
Deborah A. Rosen, Secretary

/s/Galina Gusareva               /s/Roger Fix
Witness                          Roger Fix